Aames 2001-3

Mortgage Pass-Through Certificates

Prepayment Detail Report for October 25, 2001 Distribution
Prepayment Report - Loans Prepaid in Full During Current Distribution
SUMMARY					LOAN GROUP

Total Loan Count = 2					Loan Group 1 = Group 1 Group
Total Original Principal Balance = 172,500.00					Loan Group 2 = Group 2 Group
Total Prepayment Amount = 172,303.30

Loan Number		Original			Current	State &	Type Prepayment
&	Loan	Principal	Prepayment	Prepayment	Note	LTV at	&	Origination
Loan Group	Status	Balance	Amount	Date	Rate	Origination	Original Term	Date

132748 1		100,000.00	99,953.64	Sep-28-01	9.780%	NV - 80.00%	Paid Off - 360	Jun-20-01
8330387 1		72,500.00	72,349.66	Sep-27-01	9.315%	MI - 75.00%	Paid Off - 360	Apr-09-01

Page 22 of 27	© COPYRIGHT 2001 Deutsche Bank